United National Bancorp Enters Into
                Outsourcing Agreement with the BISYS Group, Inc.



Bridgewater, NJ -- February 18, 1999 -- United National Bancorp (Nasdaq: UNBJ) announced today that its principal subsidiary, United National Bank, has entered into a multi-year agreement with the BISYS Group, Inc. whereby BISYS will provide integrated information processing services, as well as item processing and deposit services, for United National.

"We are excited about the opportunities available to us as a result of our new partnership with BISYS," stated Thomas C. Gregor, chairman and chief executive officer of United National. "During the past year we completed an assessment of our information processing needs going forward into the next century. After evaluating a number of different options, we determined that the flexibility and quality of BISYS' TOTALPLUS (R) system would best serve our needs today and for years to come."

United Financial Services, a third party services provider that United National Bancorp owns with another joint venture partner, currently handles the Bank's information processing services, item processing and deposit services. As a result of its planned move to BISYS, United National will be liquidating its interest in United Financial Services during the first half of 1999 after it goes live with BISYS.

"Our investment in United Financial Services has made a great deal of sense since we established it in 1995," said Mr. Gregor. "United Financial Services has allowed United National to realize significant efficiencies through the sharing of technology and processing costs. Nevertheless, we believe that the enhanced capabilities which BISYS offers are better matched to the future direction of our Bank."



Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National.